SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 26, 2013

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may, “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in BioTime’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that BioTime may make with the Securities and Exchange Commission.  Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.  Except as required by law, BioTime disclaims any intent or obligation to update these forward-looking statements.

Section 8 - Other Events

Item 8.01 - Other Events.

On August 26, 2013, we received notice of approval from The Spanish Agency of Medicines and Medical Devices (AEMPS) to begin human clinical trials of Renevia™, as a delivery matrix for autologous adipose derived cells.  This AEMPS approval follows the earlier approval this year from the Balearic Island Ethics Committee Approval for the first of a multiphase clinical investigation of Renevia™. The clinical studies will be conducted at The Stem Center in Palma de Mallorca, Spain, a patient therapy center, laboratory, and professional research facility located within the Clinica USP Palma Planas hospital in Palma.  The Medical Director of The Stem Center and Principal Investigator for the Renevia™ studies, Ramon Lull, MD, PhD, is a leading expert on advanced regenerative therapies based on adipose technology.

We expect that the first clinical investigation, a study in 10 volunteers to demonstrate the safety of Renevia™ in humans, will be completed before the end of the year.  Subsequent clinical studies are being planned to document the efficacy of Renevia™ as a delivery matrix for autologous adipose cells to restore normal skin contours in patients where the subcutaneous adipose tissue had been lost due to trauma, surgical resection, congenital defects or disease.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number               Description
99.1                                   Press Release Dated August 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	August 28, 2013	By:	/s/ Michael D. West
Chief Executive Officer

Exhibit Number	Description
99.1	Press Release Dated August 28, 2013

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